Exhibit 99.1

Contact:	Pete Hudson Communications Manager Phone 717-735-5651

May 27, 2003

FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION ANNOUNCES
STOCK REPURCHASE PLAN AND QUARTERLY DIVIDEND

LANCASTER, PA – Sterling Financial Corporation (NASDAQ: SLFI). Sterling Financial Corporation announced that its board of directors authorized two corporate actions today regarding its common stock.

First, the board of directors approved a $0.17 per share quarterly cash dividend payable on July 1, 2003 to shareholders of record June 16, 2003. The $0.17 third quarter dividend represents a 6.3% increase over the $0.16 dividend per share paid in July 2002.

In addition, the board of directors authorized a plan to purchase, in open market and privately negotiated transactions, up to 800,000 shares of its outstanding common stock. This newly approved repurchase plan when combined with 34,154 shares remaining to be purchased under Sterling’s repurchase plan announced in February 2001, represents approximately 4.9% of the outstanding shares of Sterling’s common stock. In announcing the plan, J. Roger Moyer, Jr., President and CEO of Sterling Financial Corporation, stated the Board of Directors believes the opportunity to purchase Sterling Financial Corporation’s common stock represents an attractive opportunity for the Corporation and its shareholders.

Sterling Financial Corporation is a family of financial services organizations that operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. As of March 31, 2003,

total assets of Sterling were over $2.1 billion. In addition to its banking affiliates, Sterling’s affiliates include Town & Country Leasing LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services, and Sterling Financial Trust Company, which manages nearly $1 billion in assets.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.